UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2016

CARDINAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54360	47-1579622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Penn Center Blvd. Suite 401
Pittsburgh, PA 15235
 (Address of principal executive offices) (Zip Code)

(412) 374-0989
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02                          Unregistered Sales of Equity Securities.

On December 10, 2015, Cardinal Resources, Inc. (the "Company," "we" or "us") entered into a Securities Purchase Agreement (the "SPA") with Hangzhou Sky Valley Water Technology Co., Ltd., a water technology company based in Suzhou, China, Jiangsu province (the "Purchaser").  The SPA provides for the issuance of shares of common stock, $.001 par value per share, equal to up to 51% of our issued and outstanding shares of common stock as of the closing of the transaction in consideration of aggregate gross proceeds of $7,500,000 to be provided in two tranches.

 The closing of the first tranche is conditioned upon satisfaction of standard and customary closing conditions.  We may terminate the SPA if the first tranche transactions contemplated therein have not closed by January 25, 2016 unless Purchaser can show that it has made application for the requisite governmental permits and has otherwise used its best commercial efforts to close the first tranche financing by such date.

The description of the SPA set forth above was filed as an attachment to the Company's 8K filed on December 16, 2015.

The Company is taking two actions in regards to closing the SPA and working with HSVW outside of the SPA.  In regard to the SPA, HSVW has not closed the funding as the Government approval process continues to move forward.  However, the Company believes that HSVW is using its best commercial efforts to close the first tranche financing and will extend the closing to March 11, 2016.

In recognition of the importance of the transaction to both HSVW and the Company, HSVW has agreed to enter into a retainer based consulting services and expenses contract with Cardinal Resources.  The work and payments on this contract are paid in advance cash transactions that do not directly impact the SPA and do not involve the IP or stock of the Company.  The focus of the work being paid for under the contract is contract development, project development, and marketing of the Company's systems and services.  As needed the Company will also support the efforts of HSVW to clear the final regulatory hurdles in the SPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Resources, Inc.

Date: February 4, 2016	By: /s/ Kevin Jones
Kevin Jones
Chief Executive Officer